Exhibit 99.1

NEWS RELEASE

ZOMAX ANNOUNCES THE APPOINTMENT OF RICHARD D. BARNES AS CHIEF FINANCIAL OFFICER

Mr. Barnes Brings More Than 25 Years of Financial Management Expertise to Zomax

MINNEAPOLIS, MN, Aug. 9, 2005—Zomax Incorporated (Nasdaq: ZOMX), today announced that it is appointing Richard D. Barnes, 48, as its new Executive Vice President and Chief Financial Officer effective August 22, 2005.  Mr. Barnes brings more than 25 years of financial and operational management experience to Zomax.

Mr. Barnes was most recently a member of the ValueVision Media, Inc. (Nasdaq:VVTV) executive team.  ValueVision is a marketing company that markets a variety of products directly through various electronic media under the ShopNBC brand name.  From 1999 through 2001, Mr. Barnes served as Chief Financial Officer and from 2001 served in the dual role of Chief Financial Officer and Chief Operating Officer.  He reported to the Chief Executive Officer and was responsible for a variety of functions including all aspects of financial management, information systems, operations, business development and investor relations.  His responsibilities also included managing a staff of more than 400 employees.

“Dick has a wealth of financial management and operational expertise, which should be highly complementary to our executive team,” said Anthony Angelini, President and CEO of Zomax.  “We believe that his public-company background and valuable experience managing large and complex global financial infrastructures will allow him to bring a unique and highly relevant perspective to our management team.  We are delighted to welcome Dick to the Company and look forward to his contributions.”

“I’m very excited to join the Zomax organization, particularly at a time when the Company is embarking upon a dynamic new growth strategy,” said Mr. Barnes.  “Zomax has an outstanding core of clients, a strong balance sheet and the financial flexibility to execute its long-term strategy.  I look forward to helping lead the Company into its next stage of growth.”

Prior to joining ValueVision Media, Mr. Barnes was a member of the financial management team at Bell Canada, a division of BCE, Inc., Canada’s leading provider of telecommunications and related services.  At Bell Canada, Mr. Barnes held a variety of positions of escalating responsibility and was, just prior to his departure from Bell Canada, its Senior Vice President of Operations and Financial Management.  In this role, Mr. Barnes reported directly to the Chief Financial Officer and helped manage the financial operations of the organization, which, at the time, had annual revenues in excess of $10 billion Canadian dollars.  During his tenure with Bell Canada, he successfully worked with senior management to implement a necessary workforce and expense reduction that resulted in significant cost savings and spearheaded the migration of the financial management systems to SAP.

Before his tenure with Bell Canada, Mr. Barnes also successively held the positions of Vice President, Brands Finance and Vice President and Controller at The Pillsbury Corporation, a Diageo PLC company with $5.7 billion in global annual revenues.  In his final position as Vice President and Controller, Mr. Barnes led a staff of 80 responsible for accounting and reporting, general financial controls and corporate financial analysis of the company, supporting the CEO and other members of senior management.  Before his tenure at Pillsbury, Mr. Barnes spent 12 years with Bristol-Myers Squibb in a variety of financial management roles of escalating responsibility including various divisional chief financial officer roles, ultimately serving as the Vice President, Finance and General Manager - Canada of Bristol-Myers Squibb’s Drackett division.  Mr. Barnes began his career as a financial analyst for Procter & Gamble.

Mr. Barnes earned a Bachelor of Commerce in Finance, Accounting and Human Relations from McMaster University in Hamilton, Ontario, Canada and an MBA from York University in Toronto, Ontario, Canada.

About Zomax:  Zomax helps companies more efficiently bring their products and content to market worldwide. Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services. These services include “front-end” customer contact and e-commerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management. Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico and Ireland. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release relating to the Company’s ability to execute on its long-term growth strategy and the timing and impact of Mr. Barnes’ addition to the management team, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.  These factors include, without limitation, the integration of Mr. Barnes into our management team, our ability to implement our restructuring and consolidation plans designed to achieve cost reductions in our operations; the potential negative impact on our customer relationships as we implement our consolidation plans or attempt to execute pricing strategies that are not acceptable to the market place; our ability to accurately predict the amount of time and cost required to fully complete our restructuring plan; our ability to retain key employees; the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursing profitable growth in our business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; effects of pending litigation; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1 of our 2004 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

Company Contacts:	Investor Contact:
Anthony Angelini	Douglas Sherk/Jennifer Beugelmans
President and CEO	CEO/Senior Vice President
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Media Contact:
Steve DiMattia
Senior Vice President
EVC Group, Inc.
(646) 277-8706